                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

         Filed by the Registrant  /X/
         Filed by a Party other than the Registrant
         Check the appropriate box:
         / / Preliminary Proxy Statement
         / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
         /X/  Definitive Proxy Statement
         / /  Definitive Additional Materials
         / /  Soliciting Material Pursuant to Section 240.14a-11(c) or
              Section 240.14a-12

Atchison Casting Corporation
- --------------------------------------------------------------------------------
(Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         /X/   No fee required.
         / / Fee computed on table below per Exchange Act Rules 14a-6(I)(4) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         -----------------------------------------------------------------------

         (2) Aggregate number of securities to which transaction applies:

         -----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         -----------------------------------------------------------------------

         (4) Proposed maximum aggregate value of transaction:

         -----------------------------------------------------------------------

         (5) Total fee paid:

         -----------------------------------------------------------------------


         / /  Fee paid previously with preliminary materials.
         / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         -----------------------------------------------------------------------

         (2) Form, Schedule or Registration Statement No.:

         -----------------------------------------------------------------------

         (3) Filing Party:

         -----------------------------------------------------------------------

         (4) Date Filed:

         -----------------------------------------------------------------------

                                     [LOGO]
                          ATCHISON CASTING CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held November 19, 1999

     Notice is hereby given that the Annual Meeting of Stockholders of Atchison Casting Corporation (the "Company") will be held at the offices of the Company, 400 South Fourth Street, Atchison, Kansas, on the 19th day of November 1999, at 11:00 a.m. (Central Time) for the following purposes:

     1.   To elect two Class III Directors to serve for a term of three years.

     2. To transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 21, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting.

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO BE PERSONALLY PRESENT AT THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING, WE WILL BE GLAD TO RETURN YOUR PROXY SO THAT YOU MAY VOTE IN PERSON.

     PLEASE RETURN YOUR PROXY - THANKS!

                                          By Order of the Board of Directors,

                                          /s/ Hugh H. Aiken

                                          HUGH H. AIKEN
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER
Atchison, Kansas
September 30, 1999

P.S. - I look forward to seeing you at the meeting. We will give you a tour of the foundry when it is over. If you would like transportation from and to the Kansas City airport, let me or Jeff Brentano know your flight information, and we will have you picked up and taken back. It is a 40 minute ride.

                          ATCHISON CASTING CORPORATION
                             400 South Fourth Street
                           Atchison, Kansas 66002-0188
                                 (913) 367-2121

                                 PROXY STATEMENT
                                       for
                         ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD NOVEMBER 19, 1999

                               GENERAL INFORMATION

     This proxy statement is being furnished on or about September 30, 1999, in connection with the solicitation of proxies by the Board of Directors of Atchison Casting Corporation, a Kansas corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Company's offices, 400 South Fourth Street, Atchison, Kansas, at 11:00 a.m. (Central Time) on Friday, November 19, 1999, for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. In order to provide every stockholder with an opportunity to vote on all matters scheduled to come before the Annual Meeting and to be able to transact business at the meeting, proxies are being solicited by the Company's Board of Directors. Upon execution and return of the enclosed proxy, the shares represented by it will be voted by the persons designated therein as proxies, in accordance with the stockholder's directions. A stockholder may vote on a matter by marking the appropriate box on the proxy or, if no box is marked for a specific matter, the shares will be voted as recommended by the Board of Directors on that matter.

     The enclosed proxy may be revoked at any time before it is voted by (i) so notifying the Secretary of the Company, (ii) exercising a proxy of a later date and delivering such later proxy to the Secretary of the Company prior to the Annual Meeting or (iii) attending the Annual Meeting and voting in person. Unless the proxy is revoked or is received in a form that renders it invalid, the shares represented by it will be voted in accordance with the instructions contained therein.

     The Company will bear the cost of solicitation of proxies, which will be principally conducted by the use of the mails; however, certain officers and employees of the Company may also solicit by telephone, telegram or personal interview. Such expense may also include ordinary charges and expenses of brokerage firms and others, for forwarding soliciting material to beneficial owners.

     On September 21, 1999, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had outstanding and entitled to vote 7,636,901 shares of common stock, par value $.01 per share (the "Common Stock"). Each outstanding share of Common Stock entitles the record holder to one vote.

                              ELECTION OF DIRECTORS

     The Board of Directors is divided into three classes, elected for terms of three years and until their successors are elected and qualified. At the meeting two Class III directors are to be elected. The proxies named in the accompanying proxy intend to vote for the election of Stuart Z. Uram and Ray
H. Witt. In the event Dr. Uram or Mr. Witt should become unavailable for election, which is not anticipated, the proxies will be voted for such substitute nominee as may be nominated by the Board of Directors. The two nominees for election as Class III directors who receive the greatest number of votes cast for election of the directors at the meeting, a quorum being present, shall be elected directors of the Company. Abstentions, broker nonvotes and instructions on the accompanying proxy card to withhold authority to vote for a nominee will result in the nominee receiving fewer votes.

INFORMATION CONCERNING NOMINEES

     The following table sets forth information with respect to the nominees to the Board of Directors.

CLASS III - TERM EXPIRING 1999

                                                           PRINCIPAL OCCUPATION AND
NAME                     AGE                              FIVE-YEAR EMPLOYMENT HISTORY
- ----                     ---       -------------------------------------------------------------------------------
Stuart Z. Uram            65        Director since August 1997.  Since January 1997, Dr. Uram has been a Senior Consultant to
                                    Carpenter Technology Inc., of Reading, Pennsylvania.  Dr. Uram served as the President of
                                    Certech, Inc., from 1970 to 1997, a producer of ceramic cores for the investment casting industry as well as injection molded ceramics for a variety of industries.  Dr. Uram founded
                                    Certech, Inc. in 1970 and sold the company to Carpenter Technology Inc. in 1995.  Dr. Uram holds
                                    Doctor of Science, Master of Science and Bachelor of Science degrees from Massachusetts
                                    Institute of Technology in Metallurgy.  Dr. Uram is a member of the Compensation Committee of the Company's Board of Directors.

Ray H. Witt               71        Director since August 1993.  Mr. Witt served as Chairman of the Board and majority owner of CMI
                                    International, Inc., from 1957 to 1999, which operated eight foundries in North America.  Mr.
                                    Witt founded CMI International in 1957 and sold the company to Hayes Lammerz International,
                                    Inc. in 1999.  Mr. Witt was President of the American Foundryman's Society from 1992 to 1993.
                                    Mr. Witt currently serves as a director Hayes Lammerz International, Inc. Mr. Witt is a member of the Audit Committee of the Company's Board of Directors.


Information Concerning Directors Continuing in Office

     The following table sets forth information with respect to the directors who are continuing in office for the respective periods and until their successors are elected and qualified.

CLASS I - TERM EXPIRING 2000

                                                                PRINCIPAL OCCUPATION AND
NAME              AGE                                         FIVE-YEAR EMPLOYMENT HISTORY
- ----              ---    ----------------------------------------------------------------------------------------------------------
Hugh H. Aiken      55    Chairman of the Board, President, Chief Executive Officer and Director since June 1991.

CLASS II - TERM EXPIRING 2001

                                                                PRINCIPAL OCCUPATION AND
NAME              AGE                                         FIVE-YEAR EMPLOYMENT HISTORY
- ----              ---    ----------------------------------------------------------------------------------------------------------
David L. Belluck   37    Director since June 1991.  Since 1989, Mr. Belluck has been a Vice President of Riverside Partners, Inc., an investment firm located in Boston, Massachusetts. Mr. Belluck is a member of the
                         Compensation Committee of the Company's Board of Directors.

John O. Whitney    71    Director since June 1994.  Since 1986, Mr. Whitney has been Professor and Director, Deming Center for
                         Quality Management at Columbia Business School.  Mr. Whitney has also written a number of books and articles on management and business strategy, and lectures on those subjects in the United
                         States and abroad.  Mr. Whitney previously served as President and Director of the Pathmark
                         Division of Supermarkets General Corporation engaged in food distribution and retailing.  Mr.
                         Whitney currently serves as a director of Church & Dwight Co., Inc. and The Turner
                         Corporation.  Mr. Whitney is a member of the Audit Committee of the Company's Board of
                         Directors.


COMMITTEES OF THE BOARD OF DIRECTORS

     The standing committees of the Board of Directors consist of an Audit Committee and a Compensation Committee.

     The Audit Committee consists of Messrs. Whitney and Witt. The Audit Committee annually makes recommendations to the Board regarding the appointment of independent auditors of the Company and reviews the scope of audits.

     The Compensation Committee consists of Mr. Belluck and Dr. Uram. The Compensation Committee annually reviews and makes recommendations to the Board of Directors regarding compensation arrangements with the executive officers of the Company and reviews and approves the procedures for administering employee benefit plans of all types.

     During the 1999 fiscal year, the Board of Directors met four times, the Audit Committee met one time and the Compensation Committee met one time. All Directors attended at least 75% of the meetings of the Board of Directors and the committees on which they served.

COMPENSATION OF DIRECTORS

     Non-employee directors receive a fixed fee of $8,000 each year and $4,000 for each quarterly meeting of the Board of Directors attended, all or part of which may be paid in cash or Common Stock at their election. In addition, the Company reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Upon their initial election, each non-employee director is granted an option to purchase 10,000 shares of Common Stock at an exercise price per share equal to its fair market value on the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company's Board of Directors during fiscal 1999 was composed of David L. Belluck and Stuart Z. Uram.

     During the fiscal year ended June 30, 1999, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Board's Compensation Committee, nor did any current or past officers of the Company serve on the Compensation Committee.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors of the Company is responsible for reviewing and approving policies, practices and procedures relating to executive compensation and the establishment and administration of employee benefit plans. The overall goal of the Compensation Committee is to attract and retain strong management and to base incentive compensation on both individual performance and the overall Company success. The key elements of the Company's executive compensation package are base salary, annual bonuses, and long-term incentives. Each of those elements are discussed below.

     The Company's executive officers are compensated with base salary and annual bonuses, as well as incentive stock options, restricted subsidiary stock and by the Company's normal fringe benefits.

     The base salary of each executive officer, other than the chief executive officer ("CEO"), is determined by a subjective process of negotiation and evaluation of performance involving the officer, the CEO and the Compensation Committee. The base salary of the CEO was originally determined by negotiation between the CEO and the major stockholders of the Company in February 1991, resulting in a five-year employment contract between the Company and the CEO. At the time of the Company's initial public offering of its Common Stock (October 1993), this employment contract was extended by two years, changing its expiration date from June 1996 to

June 1998. The Employment Contract with the CEO has been further amended to provide for the annual renewal of a three year term, although either party may terminate the agreement with six month's notice. The CEO's employment contract allows for annual increases.

     From November 16, 1997 until July 1, 1998 the CEO reduced his salary by 25%. He had requested management at several subsidiaries to reduce their salaries by up to 20% until certain goals were met, and felt that he should participate in the salary reductions. As of July 1, 1999 Mr. Aiken's base salary was $246,000. The Company missed its consolidated earnings target for fiscal 1999 by more than 25%. As a result the CEO did not receive a bonus.

     The annual bonus for executive officers for fiscal 1999 (and for the prior two years) was based on earnings before interest, taxes and amortization of intangibles, or "EBITA." Targets are set by the Board of Directors for the fiscal year EBITA of each executive's subsidiary or operating group. In the case of the CEO and the chief financial officer, the target was based on consolidated earnings for the entire Company. The amount of bonus which was to be earned if EBITA reached 100% of target was also set by the Board (or by contract in the case of the CEO), and was approximately 100% of base salary for the CEO and 25% to 33% of base salary for other corporate officers. If the target is reached, the officer receives 100% of his annual bonus. For any percentage of actual EBITA above the target, the amount of the calculated bonus at 100% of the target is increased by the same percentage. A minimum level of EBITA is also set, below which no bonus is paid. At EBITA above the minimum threshold the bonus is pro-rated based on the relation of actual EBITA to the target and the minimum threshold. During fiscal 1999, bonuses to executive officers ranged from 0% to 84% of the amount of their bonus set by the Board.

     The Compensation Committee may raise or lower a bonus at its discretion, based on an individual's overall performance.

     Incentive stock options are granted by the Company to eligible employees under the Company's 1993 Incentive Stock Plan. The number of options granted is determined by the Compensation Committee after considering subjective criteria such as the employee's performance, the employee's value to the Company and the use of options at other companies.

     Restricted stock of subsidiaries of the Company for up to 10% of the capital stock of some subsidiaries is made available to key managers of such subsidiaries, and vests in equal annual installments over five years from the date of awarding such stock. To participate in this plan, a manager must purchase stock in the subsidiary.

     This report has been issued over the names of each member of the Compensation Committee, David L. Belluck and Stuart Z. Uram.

                             EXECUTIVE COMPENSATION

     The table below sets forth information concerning the annual and long-term compensation paid to the Chief Executive Officer and the four other most highly paid executive officers whose compensation exceeded $100,000 during the last fiscal year.

                                                     SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM
                                                                                      COMPENSATION
                                                ANNUAL COMPENSATION                      AWARDS
                                                -------------------                      ------
                                                                                       SECURITIES
                                                                                       UNDERLYING
          NAME AND                                                                      OPTIONS/            ALL OTHER
     PRINCIPAL POSITION         YEAR          SALARY($)        BONUS($)                 SARS(#)          COMPENSATION($)
     ------------------         ----          ---------        --------                 -------          ---------------
 Hugh H. Aiken............      1999          $ 246,000        None                      20,000             $  5,327 (1)
  Chairman of the               1998          $ 212,629        $174,500                  20,000             $  6,833
  Board, President and          1997          $ 205,878        $155,778                  20,000             $  8,960
  Chief Executive
  Officer

 David Fletcher...........      1999          $ 173,338 (2)    None                       3,000             $ 43,475 (3)
  Group Vice President          1998          $ 180,495        $279,321                    None             $ 17,722


 John R. Kujawa...........      1999          $ 150,000        $ 42,018                   6,000             $  7,100 (1)
  Group Vice President          1998          $ 135,420        $ 33,126                    None             $  7,675
                                1997          $ 120,566        $ 33,790                   2,000             $  7,200

 Donald J. Marlborough....      1999          $ 116,000        $ 10,324                   5,000             $ 40,000 (4)
   Group Vice President         1998          $ 116,000        None                       None              None
                                1997          $ 113,545        $ 41,827                   None              None

 James Stott..............      1999          $ 121,658        None                       None              $  1,641 (1)
  Vice President                1998          $ 132,804        None                       None              $250,000
                                1997          $ 128,405        $ 31,250                  5,000              None

- ----------------------------------
     (1) Consists solely of Company contributions to the Company's 401(k) savings plan for the benefit of the executive.

     (2) Mr. Fletcher's compensation has been converted from British pounds to U.S. dollars at the exchange rate available at the close of business on June 30, 1999.

     (3) Consists of benefits of an auto, private medical insurance and pension costs for the benefit of the executive.


     (4) Consists solely of a fee paid to the executive based upon the successful completion of the acquisition of London Precision Machine & Tool Ltd.

                                              OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE VALUE
                                                                                                          AT ASSUMED ANNUAL RATES
                                                                          INDIVIDUAL GRANTS             OF STOCK PRICE APPRECIATION
                                                                          -----------------                    FOR OPTION TERM
                                    NUMBER OF          % OF TOTAL                                              ---------------
                                    SECURITIES        OPTIONS/SARS
                                    UNDERLYING         GRANTED TO       EXERCISE OR
                                   OPTIONS/SARS       EMPLOYEES IN          BASE          EXPIRATION
NAME                              GRANTED(#)(1)        FISCAL YEAR      PRICE ($/SH)         DATE          5%($)         10%($)
- ----                              -------------        -----------      ------------         ----          -----         ------
Hugh H. Aiken................        20,000               16.8%           $ 18.000         06/30/08      $226,402       $573,747

David Fletcher...............         3,000                2.5%           $ 10.375         06/03/09      $ 19,574       $ 49,605

John R. Kujawa...............         3,000                5.8%           $  9.875         09/23/08      $ 18,631       $ 47,215
                                      4,000                               $ 10.375         06/03/09      $ 26,099       $ 66,140

Donald J. Marlborough........         3,000                               $  9.875         09/23/08      $ 18,631       $ 47,215
                                      2,000                4.2%           $ 10.375         06/03/09      $ 13,050       $ 33,070

James Stott..................          None


(1) All options are rights to buy Common Stock of the Company. The options granted are subject to a three-year vesting schedule commencing one year from the date of the grant, with one-third of the grant vesting on each of the three anniversaries from the grant date.


                                         AGGREGATED OPTION/SAR EXERCISES IN LAST
                                        FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                       NUMBER OF
                                                      SECURITIES
                                                      UNDERLYING
                                                     UNEXERCISED
                                                    OPTIONS/SARS AT
                                                       FY-END(#)
NAME                                           EXERCISABLE/UNEXERCISABLE
- ----                                           -------------------------
Hugh H. Aiken.........................                60,000/40,000

David Fletcher........................                  0/3,000

John R. Kujawa........................                8,333/6,667

Donald J. Marlborough.................               18,000/5,000

James Stott                                          13,333/1,667

EMPLOYMENT CONTRACTS

     The Company has entered into an employment agreement with Mr. Aiken that has a rolling three year term. As of June 30, 1999, the minimum annual compensation payable to Mr. Aiken pursuant to this agreement was $246,000. At the discretion of the Board of Directors, the minimum annual compensation may be increased during the term of this agreement. This agreement provides for a severance payment in the amount of one year of base salary in the event of his death or disability and three years of base salary in the event of a change of control or termination other than for cause. This agreement prohibits Mr. Aiken from competing with the Company for a period of two years following termination of his employment. Mr. Aiken's employment contract has been extended until June 30, 2002, subject to termination on six months' notice.

     As part of the Share Exchange Agreement between the Company, Atchison Casting UK Ltd. ("ACUK"), David Fletcher and other minority shareholders of Sheffield, on April 6, 1998 ACUK assumed Sheffield's obligations under an employment agreement with Mr. Fletcher originally executed October 31, 1988. This agreement can be terminated: (i) upon 12 months notice by Sheffield or upon 6 months notice by Mr. Fletcher; or (ii) immediately upon a "serious" or material breach of the employment agreement. The agreement provides for minimum annual compensation payable to Mr. Fletcher of 110,000 pounds, which may be increased at the discretion of the board of directors of Sheffield.

PENSION BENEFITS

     The Company maintains a qualified defined benefit pension plan, the Salaried Employees Retirement Plan of Atchison Casting Corporation (the "Retirement Plan"), of which Mr. Aiken and Mr. Kujawa are participants. The estimated annual benefits payable under the Retirement Plan payable upon retirement at various years of credited service and at different levels of remuneration are as follows:

REMUNERATION                          YEARS OF CREDITED SERVICE AT RETIREMENT
- ------------                          ---------------------------------------
                           15            20              25             30             35
                           --            --              --             --             --
$ 50,000                 16,719        17,326          17,933         18,540         19,146
  75,000                 26,719        27,951          29,183         30,415         31,646
 100,000                 36,719        38,576          40,433         42,290         44,146
 125,000                 46,719        49,201          51,683         54,165         56,646
 150,000                 56,720        59,826          62,933         66,040         69,146
 160,000(1)              60,720        64,076          67,433         70,790         74,146

- ----------------
(1) Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, and the Omnibus Budget Reconciliation Act of 1993 limit the amount of compensation that can be considered in computing benefits under a qualified defined benefit pension plan. For 1999, the maximum amount of compensation allowed for use in calculating an individual's pension benefits is $160,000. This limit may be raised in the future by annual cost-of-living adjustments determined by the U.S. Secretary of the Treasury.

     The remuneration covered by the Retirement Plan is the average of the highest five consecutive years during all years of service prior to eligibility to receive benefits under the Retirement Plan of total cash remuneration, including salary and bonus (both as reported in the Summary Compensation Table) paid or accrued and payable in the year following accrual. As of the end of fiscal 1999, Mr. Aiken and Mr. Kujawa each had ten years of service credited under the Retirement Plan. Benefits shown are computed as life-only annuities beginning at age 65 and are not reduced for Social Security benefits.

     Sheffield maintains a qualified benefit pension plan for Mr. Fletcher (the "Sheffield Pension Plan"). If Mr. Fletcher remains employed with Sheffield until age 65, Mr. Fletcher will receive an annual pension benefit equal to two-thirds of his base salary over the preceding twelve months. If Mr. Fletcher leaves service or retires before age 65, the annual pension benefits payable will be reduced proportionately based on the ratio that his years of service with Sheffield from March 31, 1986 bears to 25. Had Mr. Fletcher reached age 65 this year, his annual pension benefit would have been $115,558.

                    PERFORMANCE OF THE COMPANY'S COMMON STOCK

     The graph set forth below compares the percentage change in cumulative stockholder return of the Company's Common Stock, from June 30, 1994 to June 30, 1999 (the Company's fiscal year end), against the cumulative return of the Index for the New York Stock Exchange (U.S. Companies only) (the "NYSE Index") and an index prepared by the Center for Research in Security Prices at the University of Chicago Graduate School of Business consisting of stocks of U.S. companies traded on the New York Stock Exchange that transact business in primary metals industries (S.I.C. 3300-3399) (the "NYSE Metals Industry Index") covering the same period.




                                    [GRAPH]



     The Company undertakes to provide any stockholder upon written request, without charge, a list of the component issues in either of the indexes. The graph is based on $100 invested on June 30, 1994, in the Company's Common Stock and each of the indexes, each assuming dividend reinvestment. The historical stock price performance shown on this graph is not necessarily indicative of future performance.

                              CERTAIN TRANSACTIONS


     ACUK has granted Mr. Fletcher options to purchase 660,000 shares of Class "C" Ordinary Shares of ACUK at one pence per share. One-fifth of the options vest on each anniversary date of the Agreement contingent upon Mr. Fletcher remaining as an employee of ACUK upon each such anniversary. The options are exercisable for a 10-year period, except upon the termination of Mr. Fletcher's employment, in which case options exercisable pursuant to the option scheme must be exercised within six weeks of termination. In addition to the five-year vesting schedule described above, the options vest upon firm negotiations or a firm proposal of a public offering of the shares of Sheffield or ACUK, and become exercisable upon the completion of such public offering. The options also vest upon any sale of control (as defined) of ACUK.

     Mr. Fletcher was granted several rights related to the ACUK stock received under a Share Exchange Agreement (the "Agreement") with the Company and ACUK dated April 6, 1998. First, Mr. Fletcher was granted the right to exchange all of his Class "B" Ordinary Shares and Class "C" Ordinary Shares (whether actually owned or vested) of ACUK for Common Stock of the Company. This right can be exercised any time during the period starting five years and ending ten years from the date of the Agreement and allows Mr. Fletcher to receive Common Stock of the Company equal to 85% of the net asset value of the ACUK Class "B" Ordinary Shares and Class "C" Ordinary Shares exchanged. Second, Mr. Fletcher was granted the right to put all of his Class "B" Ordinary Shares and Class "C" Ordinary Shares at their net asset value to ACUK within six weeks of his termination of employment. Third, the Company must purchase the ACUK Class "B" Ordinary Shares and Class "C" Ordinary Shares held by Mr. Fletcher at their net asset value or procure an offer for an equivalent exchange in the event an offer is received for the purchase of all of the shares of the Company.

     For a discussion of certain other transactions, see "Election of Directors -- Compensation Committee Interlocks and Insider Participation," "Compensation Committee Report on Executive Compensation" and "Executive Compensation --Employment Contracts."

           CERTAIN BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following table sets forth information as of September 13, 1999, concerning the shares of Common Stock beneficially owned by (i) each person known by the Company to be the beneficial owner of 5% or more of the Company's outstanding Common Stock, (ii) each of the directors of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. Unless otherwise indicated, the named beneficial owner has sole voting and investment power over the shares listed.

                                                                  NUMBER OF SHARES             PERCENTAGE OF COMMON
      NAME OF INDIVIDUAL OR GROUP                                BENEFICIALLY OWNED                 STOCK OWNED
      ---------------------------                                ------------------                 -----------
      Edmundson International, Inc. (1)...........................    901,812                         11.8%
          31356 Via Colinas
          Westlake Village, CA  91362
      Wanger Asset Management, Ltd. (2)...........................    891,400                         11.7%
          227 West Monroe Street, Suite 3000
          Chicago, IL  60606
      Wellington Management Company, LLP (3)......................    695,000                          9.1%
          75 State Street
          Boston, MA  02109
      Dimensional Fund Advisors Inc. (4)..........................    552,700                          7.2%
          1299 Ocean Avenue, 11th Floor
          Santa Monica, CA  90401
      Ingalls & Snyder LLC (5)....................................    440,768                          5.8%
          61 Broadway
          New York, NY 10006
      Principal Mutual Holding Co. (6)............................    422,300                          5.5%
          711 High St.
          Des Moines, IA  50392-0088
      Hugh H. Aiken (7)...........................................    348,372                          4.5%
      David L. Belluck (8)........................................     27,509                             *
      John O. Whitney (9).........................................     16,812                             *
      Ray H. Witt (10)............................................     86,268                          1.1%
      Stuart Z. Uram (8)..........................................     15,799                             *
      John R. Kujawa (11).........................................     34,803                             *
      James Stott (12)............................................     13,333                             *
      David Fletcher..............................................          0                             *
      Donald J. Marlborough (13)..................................     21,527                             *
      All directors and executive ................................    605,406                          7.8%
        officers as a group (11 persons) (14)

- --------------------
*    Less than 1% of Common Stock outstanding.

(1) Based on a Schedule 13D Amendment No. 1 dated September 10, 1999, (a) the Employees' Retirement Plan of Consolidated Electrical Distributors, Inc. has sole voting and dispositive powers over 506,512 shares or approximately 6.6% of the outstanding shares of Common Stock, (b) the Employees' Retirement Plan of Hajoca Corporation has sole voting and dispositive powers over 169,600 shares or approximately 2.2% of the outstanding shares of Common Stock and (c) Edmundson International, Inc. and Consolidated Electrical Distributors, Inc share voting and dispositive powers over 225,700 shares or approximately 3.0% of the outstanding shares of Common Stock and which Portshire Corp. and Lincolnshire Associates, Ltd. share voting and dispositive power over 40,000 of such shares. The reporting persons, although disclaiming membership in a group, have nonetheless authorized Edmundson International, Inc. to file this Schedule 13D as a group on behalf of each of them.

(2) Based on a Schedule 13G Amendment No. 4 dated February 23, 1999, Wanger Asset Management L.P. ("WAM") is an investment advisor, which shares voting and dispositive powers with Wanger Asset Management Ltd., its general partner, and Mr. Ralph Wanger, the principal stockholder of its general partner. WAM also shares voting and dispositive powers with certain of its clients, including Acorn Investment Trust, an investment company that shares voting and dispositive powers over 539,000 shares or approximately 7.1% of the outstanding shares of the Common Stock.
(3) Based on a Schedule 13G Amendment No. 1 dated December 31, 1998, Wellington Management Company, LLP is an investment adviser, which shares voting and dispositive powers with certain of its clients who do not beneficially own 5% of more of the outstanding shares of Common Stock.
(4) Based on a Schedule 13G dated February 12, 1999, Dimensional Fund Advisors Inc. is an investment advisor, which shares voting and dispositive powers with certain of its clients who do not beneficially own 5% or more of the outstanding shares of Common Stock.
(5) Based on a Schedule 13G Amendment No. 4 dated February 5, 1999, Ingalls & Snyder LLC, is a broker-dealer, which shares voting and dispositive powers over 431,217 of such shares with certain of its clients who do not beneficially own 5% or more of the outstanding shares of Common Stock.
(6) Based on Schedule 13G Amendment No. 4 dated February 10, 1999, represents shares of Common Stock owned by Principal Mutual Holding Co., which shares voting and dispositive powers over such shares with Invista Capital Management, LLC., an investment adviser.
(7) Includes 80,000 shares subject to exercisable options, 500 shares owned by Mr. Aiken's wife and 500 shares owned by each of Mr. Aiken's three children.
(8) Includes 10,000 shares subject to exercisable options held by each of Messrs. Belluck and Uram, which they received pursuant to the Atchison Casting Non-Employee Director Option Plan.
(9) Includes 12,698 shares held by the John O. Whitney Revocable Trust, of which John O. Whitney is a trustee, and 800 shares held by the Marcia L. Whitney Revocable Trust, of which John O. Whitney is a trustee.
(10) Includes 55,583 shares owned by CMI Management Services, Inc. Mr. Witt is Chairman of the Board of CMI Management Services, Inc. Includes 10,000 shares subject to an exercisable option received by Mr. Witt in June 1996.
(11) Includes 9,333 shares subject to exercisable options.
(12) Includes 13,333 shares subject to exercisable options.
(13) Includes 19,000 shares subject to exercisable options.
(14) Includes 160,332 shares subject to exercisable options.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     To the Company's knowledge, all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent holders were satisfied during the fiscal year ended June 30, 1999, except that one Form 4 relating to one transaction for Mr. Ray Witt was filed later than required.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board of Directors, on the recommendation of the Audit Committee, has selected the firm of Deloitte & Touche LLP as independent auditors to examine the financial statements of the Company and its subsidiaries for the fiscal year 2000. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

OTHER BUSINESS

     As of the date of this proxy statement, management knows of no other matters to be presented at the Annual Meeting. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

                          PROPOSALS OF SECURITY HOLDERS

     Proposals of security holders intended to be presented at the next annual meeting must be received by the Company no later than June 2, 2000 in order to be considered for inclusion in the proxy statement relating to that meeting. Proposals of security holders not intended for inclusion in the Company's 2000 proxy statement must be received by the Company in writing no later than August 16, 2000 in order to preclude the Company's use of its discretionary proxy voting authority if the proposal is raised at the 2000 annual meeting.

                                           ATCHISON CASTING CORPORATION

                                          /s/ Hugh H. Aiken

                                          HUGH H. AIKEN
                                          CHAIRMAN OF THE BOARD AND
                                          CHIEF EXECUTIVE OFFICER
Dated: September 30, 1999
Atchison, Kansas

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PROXY                                                                 PROXY

                          ATCHISON CASTING CORPORATION
                             400 South Fourth Street
                             Atchison, Kansas 66002

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

     The undersigned hereby appoints Hugh H. Aiken and Kevin T. McDermed, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Atchison Casting Corporation the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on November 19, 1999, or any adjournment or postponement thereof. This proxy revokes all prior proxies given by the undersigned.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                      USING THE ENCLOSED PREPAID ENVELOPE.

                (Continued and to be signed on the reverse side)


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

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                          ATCHISON CASTING CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. /X/



THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ALL NOMINEES.

1.   ELECTION OF DIRECTOR --                FOR          WITHHOLD

     NOMINEE:  Stuart Z. Uram               / /             / /

     NOMINEE:  Ray H. Witt                  / /             / /

2.   In their discretion, the Proxies       This proxy, when properly executed,
     are authorized to vote upon such       will be voted in the manner directed
     other business as may properly         herein by the undersigned
     come before the meeting and all        stockholder. If no direction is
     matters incident to the conduct        made, this proxy will be voted FOR
     of the meeting.                        each of the nominees for Director
                                            listed.

                                            Dated:                       , 1999
                                                  -----------------------

                                            Signature(s)
                                                        -----------------------

                                            -----------------------------------
                                            Please sign exactly as name appears
                                            at left. When shares are held by
                                            joint tenants, both should sign.
                                            When signing as attorney, executor,
                                            administrator, trustee or guardian,
                                            please sign in full corporate name
                                            by President or other authorized
                                            officer. If a partnership, please
                                            sign in partnership name by an
                                            authorized person.



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